Exhibit 99.(14)(B)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Strategic Partners Mutual Funds, Inc. – Strategic Partners Concentrated Growth Fund:

We consent to the incorporation by reference in the registration statement (No. 333-95849) on Form N-14 of Strategic Partners Opportunity Funds – Jennison Select Growth Fund, of our report dated December 22, 2005, with respect to the statement of assets and liabilities, including the portfolio of investments, of the Strategic Partners Concentrated Growth Fund (a series of Strategic Partners Mutual Funds, Inc., hereafter referred to as the “Fund”) as of October 31, 2005, and the related statement of operations for the year then ended, and the statements of changes in net assets and the financial highlights for each of the years in the two-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Portfolio Holdings” in this registration statement on Form N-14.

KPMG LLP

New York, New York

August 23, 2006